Exhibit 10.2

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

BRUCE J. WOOD

PARTIES

This Employment and Change in Control Agreement (this “Agreement”) is entered into effective as of June 1, 2007 (the “Effective Date”) by and between Schiff Nutrition Group, Inc., a Utah corporation with offices at 2002 South 5070 West, Salt Lake City, Utah 84104-4836 (the “Company”) and Bruce J. Wood residing at 3983 East Alta Approach, Sandy, Utah 84092 (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of June 1, 2002, that expired on May 31, 2007 (the “Prior Agreement”);

WHEREAS, the Company and Executive are also parties to that certain Change in Control Agreement dated as of October 1, 2005 (the “Change in Control Agreement”); and

WHEREAS, the Company and the Executive desire to enter into a single agreement setting forth the terms of a new employment agreement and amending and restating the terms of the Change in Control Agreement to extend the period during which Executive’s employment will be deemed to be terminated “in connection with a Change in Control,” to clarify the intent of certain provisions, and to make certain other changes.

TERMS OF AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.  Definitions.  For purposes of this Agreement, the terms listed below shall be defined as indicated.

Affiliate:  A domestic or foreign business entity controlled by, controlling, under common control with, or in joint venture with, the applicable person or entity.

Annual Bonus:  See Section 3.2.

Base Salary:  Except as otherwise noted in the Agreement, the base salary described in Section 3.1 for a 12 month period, as in effect from time to time, but without regard to any reduction in Executive’s base salary that would serve as a basis for a termination of employment by Executive for “Good Reason” pursuant to Section 5.2.

Board:  The Board of Directors of the Company or Schiff Nutrition International, Inc. (“SNI”).

Cause:  See Section 5.1.

Change in Control:  The occurrence of any of the following:

(a)  A transaction or series of transactions (other than an offering of SNI Class A common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than SNI, any of its subsidiaries, an employee benefit plan maintained by SNI or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, SNI) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of SNI possessing more than 50% of the total combined voting power of SNI’s securities outstanding immediately after such acquisition, excluding any transaction involving a distribution of SNI’s Class A common stock (or any substituted security) held by Weider Health and Fitness (“WHF”) to individual stockholders of WHF or their family trusts if and to the extent the Board finds such distribution to not be within the intent of this subsection (a);

(b)  During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of SNI together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with SNI to effect a transaction described in subsection (a) or subsection (c)) whose election by the Board of Directors of SNI or nomination for election by SNI’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)  The consummation by SNI (whether directly involving SNI or indirectly involving SNI through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of SNI’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)  Which results in SNI’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SNI or the person that, as a result of the transaction, controls, directly or indirectly, SNI or owns, directly or indirectly, all or substantially all of SNI’s assets or otherwise succeeds to the business of SNI (SNI or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in SNI prior to the consummation of the transaction; or

(d)  SNI’s stockholders approve a liquidation or dissolution of SNI.

Code:  The Internal Revenue Code of 1986, as amended.

Competition Date:  See Section 8.4.

Confidential Information:  All secret proprietary information of the Company and its Affiliates, not otherwise publicly disclosed, whether or not discovered or developed by Executive, known by Executive as a consequence of Executive’s employment with the Company at any time as an employee or agent.  Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Affiliates; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Affiliates are conducting business or shall at any time during Executive’s employment conduct business including (without limitation) the Nutraceutical Industry.  Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Affiliates, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Affiliates as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded. Notwithstanding the foregoing, Confidential Information shall not include (i) information, from a source other than the Company,  which is in Executive’s possession on the date hereof or subsequently becomes available to Executive so long as such information was lawfully obtained and is not, to the knowledge of Executive, subject to another confidentiality agreement or obligation of secrecy to the Company or another person, or (ii) information which becomes generally available to the public other than directly or indirectly as a result of disclosure by Executive.

Closing Price:  The closing price, as reported in The Wall Street Journal, of a share of Common Stock (or any successor company’s equivalent shares) on the principal exchange on which such shares are traded (currently the New York Stock Exchange), subject to equitable adjustment for stock splits, recapitalizations or similar transactions including stock received or exchanged on any merger, consolidation or similar event.

Common Stock:  Class A common stock of SNI.

Developments:  Those discoveries, inventions, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to or arising out of Executive’s employment activities with the Company and/or the Products.

Effective Date:  See preamble.

Employment Period:  The period from the Effective Date through the Expiration Date, except as terminated earlier or extended as provided in this Agreement.

Equity Awards:  Restricted stock or other equity awards granted pursuant to the Equity Incentive Plan.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Expiration Date:  May 31, 2008.

Good Reason:  See Section 5.2.

Good Reason Date:  The day on which the material breach or event occurs resulting in “Good Reason” pursuant to Section 5.2.

Inventions:  Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Affiliates, which such activities and Products and Services are known to Executive by virtue of Executive’s employment with the Company and its Affiliates.

Equity Incentive Plan:  SNI’s 1997 Equity Participation Plan, SNI’s 2004 Incentive Award Plan, as either may be amended from time to time, and any other plan or arrangement under which SNI (or any successor thereto) or its subsidiaries grant equity-based awards.

Options:  Stock option awards granted pursuant to the Equity Incentive Plan.

Nutraceutical Industry:  The manufacture and sale of nutritional products whether in the form of drinks, bars, herbs, minerals, supplements, powders, vitamins or pills or otherwise but not the food and beverage industry generally.

Products and Services:  All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Affiliates, or otherwise the subject of the business of the Company and its Affiliates.

Termination Date:  The effective date of the termination of Executive’s employment with the Company for any reason.  In the event of Executive’s death, the Termination Date shall be his date of death.  In the event of termination under Sections 5.1 through 5.4, the Termination Date shall be specified in the written notice.

Weider Group:  Weider Health and Fitness (or its successor) and its Affiliates.

SNI:  Schiff Nutrition International, Inc., a Delaware corporation and the parent of the Company.

2.  Employment.  Subject to the terms and conditions of this Agreement, Executive hereby agrees to continue his employment as the President and Chief Executive Officer of the Company reporting to the Board and to continue to perform to the best of Executive’s ability, experience and talent those acts and duties and to furnish those services to the Company and its Affiliates in connection with and related to such position as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of a chief executive officer.  Executive shall continue to use Executive’s best and most diligent efforts to promote the interests of the Company and its Affiliates. Executive shall continue to devote his full business time to his duties to the Company. Executive shall continue to be provided with secretarial services, an office and similar support services and facilitates as appropriate to Executive’s position and responsibilities.

3.  Compensation and Benefits; Disability.

3.1.  Salary.  During the Employment Period, the Company shall pay Executive a Base Salary at an annual rate of $488,000, payable in equal installments pursuant to the Company’s customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. Executive’s Base Salary shall be subject to review and increase in the sole discretion of the Compensation Committee of the Board.

3.2.  Annual Bonus.  In addition to Executive’s Base Salary, during the Employment Period Executive shall be eligible to participate in a bonus plan established by the Board or the Board’s Compensation Committee for senior executives.  The bonus plan will correspond to the Company’s fiscal year and payments under the bonus plan shall be paid to Executive within 75 days after the end of the Company’s fiscal year.  Executive’s target bonus percentage shall be equal to 70% of his Base Salary, subject to review and increase in the sole discretion of the Board’s Compensation Committee.  Executive shall not have earned, and shall not be entitled to payment of, the Annual Bonus unless he remains employed through the end of such fiscal year, except as provided in Sections 5.4(c) and 6.1(a)(ii).

3.3.  Other Benefits.  Executive shall be entitled, during the Employment Period, to participate, in any life insurance, disability insurance, health insurance or hospital plans or other fringe benefits or benefit plans presently in effect and hereafter maintained by the Company for executives generally. Executive shall also be entitled to an automobile allowance in the amount of $970 per month, subject to review and increase in the sole discretion of the Board’s Compensation Committee..

3.4.  Vacation.  Executive shall be entitled to the great of four weeks vacation time per year, or such amount of vacation time provided to senior executives of the Company under the Company’s vacation pay policies as in effect from time to time.

3.5.  Expenses.  Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company’s behalf in the performance of Executive’s duties hereunder.

4.  Employment Period.

4.1.  Termination of Employment Period.  The Employment Period shall continue through the Expiration Date unless terminated prior to such date by the earliest of (a) Executive’s discharge for Cause pursuant to Section 5.1, (b) Executive’s discharge without Cause pursuant to Section 5.3, (c) Executive’s death, (d) Executive’s termination because of disability, pursuant to Section 5.4(b) or (e) termination of this Agreement by Executive for Good Reason pursuant to Section 5.2; unless, however, the Employment Period is extended pursuant to the following sentence. The Employment Period shall automatically be extended for up to three successive one year terms unless either party hereto gives written notice (pursuant to Section 12) of non-extension to the other no later than three months prior to the end of the otherwise applicable term. In all events, the post employment provisions of Section 8 shall survive termination of the Employment Period.

5.  Termination of Employment.

5.1.  By Company for Cause.  The Company may discharge Executive and terminate this Agreement for Cause upon written notice to Executive.  As used in this Section, “Cause” shall mean any one or more than one of the following:

(a)  Gross or willful misconduct of Executive during (i) the Employment Period or (ii) any prior period of employment of Executive in an executive capacity by any person or entity if not disclosed to the Company prior to the execution hereof;

(b)  Executive’s conviction or plea of guilty or nolo contendere to a fraud or felony during the Employment Period;

(c)  Executive’s substantial and willful failure to follow specific and lawful substantive written directives or resolutions of the Board;

(d)  Executive’s willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company;

(e)  Executive’s drug, alcohol or substance abuse (to the extent not protected by the Americans with Disabilities Act or similar state law) during the Employment Period; or

(f)  any material breach of any of the terms of this Agreement which is not corrected after written notice and a reasonable cure period not to exceed 15 days.

Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement, except as to Base Salary earned for actual services rendered prior to the date of discharge.

5.2.  By Executive.  Executive may terminate this Agreement for “Good Reason” upon written notice to the Company.  As used in this Section 5.2, “Good Reason” shall mean: (a) the Company’s material breach of any of the terms of this Agreement; or (b) a Change in Control occurs and Executive does not become the chief executive officer of the principal operating business of the surviving entity.

5.3.  By Company  without Cause.  The Company may, on 30 days written notice to Executive, terminate this Agreement without cause at any time during the Employment Period.

5.4.  Termination on Executive’s Death or Disability.

(a)  This Agreement and the Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death of Executive, except as described in subsection (c).

(b)  If, during the Employment Period, Executive shall become ill, disabled, or otherwise incapacitated so as to be unable regularly to perform Executive’s usual duties for a period in excess of 180 total days during any consecutive 12 months, then the Company shall have the right to terminate this Agreement on 10 days written notice to Executive.

(c)  In case of termination of employment described in subsections (a) or (b), the Company shall pay to Executive, or his estate, all salary earned for actual services rendered prior to the Termination Date and, in addition, a pro-rated bonus at the level of 100% of his Base Salary (calculated as the product of his then rate of Base Salary and the fraction of the fiscal year elapsed through the date of termination of Executive’s employment) in a single lump sum within ten (10) business days of the Termination Date.

(d)  Upon a termination of Executive’s employment pursuant to subsections (a) or (b),  unless otherwise provided in the applicable equity award agreement all Options (or Equity Awards) that would have become exercisable (or vested) on or before the first anniversary of the date of grant following the Termination Date shall become exercisable (or vested) upon the Termination Date.

6.  Payments on Certain Terminations.

6.1.  Severance Payments.  Upon a termination of Executive’s employment pursuant to Sections 5.2 or 5.3 or a notice of non-renewal given by the Company pursuant to Section 4.1, and in consideration of and subject to Executive’s delivery to the Company of a release that becomes irrevocable within 30 days of Executive’s Separation from Service (as defined below), in form and substance reasonably satisfactory to the Company, of any claims that Executive might have against the Company:

(a)  the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to the sum of:

(i)  Executive’s Base Salary, and

(ii)  the greater of Executive’s Annual Bonus for the prior fiscal year or Executive’s Base Salary.

Subject to Section 9, such amount shall be paid in 24 equal semi-monthly installments, without interest, beginning on the first business day of the first month that is at least 30 days following Executive’s separation from service with the Company and/or its Affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder (the “Separation from Service”).  The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive’s covenants in Section 8.

(b)  Unless otherwise provided in the applicable equity award agreement, all Options (or Equity Awards) that would have become exercisable (or vested) on or before the first anniversary of the date of grant following the Termination Date shall become exercisable (or vested) upon the Termination Date; and,

(c)  In the event Executive’s employment with the Company is terminated pursuant to Section 5.2 or 5.3, subject to Section 9 of this Agreement, Executive and Executive’s covered dependents shall be entitled to continue to receive, at the expense of the Company (other than Executive’s continued payments of the current portion of such costs for Executive and his covered dependents), and participate in, for a period of 12 months from the Termination Date, any life insurance, disability insurance, dental insurance, health insurance or hospital plans of the Company in effect at the Termination Date (as such plans may be amended from time to time thereafter); provided, that, in the event of Executive’s termination of employment “in connection with a Change in Control” (as defined in Section 7), such benefits shall be substantially similar in the aggregate to (or greater than) the benefits provided to Executive and his covered dependents immediately prior to the Change in Control (or, if greater, the benefits provided to Executive and his covered dependents immediately prior to Executive’s termination of employment).

7.  Change in Control Severance Payment.

In addition to any severance payments Executive may be entitled to receive under Section 6.1, if Executive’s employment with the Company is terminated pursuant to Section 5.2 or 5.3 and such termination is made “in connection with a Change in Control,” then in consideration of and subject to the delivery by Executive to the Company of a release, in form and substance reasonably satisfactory to the Company, of any claims that Executive might have against the Company, the Company shall pay to Executive an amount equal to his then current Base Salary (the “CIC Severance Benefit”).  Subject to Section 9 of this Agreement and the execution and non-revocation by Executive of the release described above, the Enhanced Severance Benefit shall be paid to Executive, without interest, in 24 equal semi-monthly installments, beginning on the first business day of the thirteenth  month following Executive’s Separation from Service. For purposes of this Agreement, any termination “in connection with a Change in Control” shall be any termination pursuant to Section 5.2 or 5.3 of the Employment Agreement during the period beginning 90 days prior to and concluding 12 months following the consummation of a Change in Control, provided that the Change in Control is both (i) subject to a definitive written purchase, sale, merger or similar agreement entered into during the period beginning on the Effective Date and ending on the Expiration Date and (ii) consummated on or prior to the expiration of six months following the Expiration Date.  The payments provided herein are expressly in addition to and not a substitution for any payments Executive is entitled to receive under Section 6.1 of this Agreement for such terminations.

8.  Parachute Payments.

8.1.  If it is determined (as hereafter provided) that any payment, compensation or other benefit provided by the Company (or any successor entity) to or for the benefit of Executive under this Agreement or any other plan, agreement or arrangement (the “Payments”) would be subject to the excise tax imposed by Code Section 4999 (a “Parachute Tax”), or any tax, interest, penalty or other expense incurred by Executive pursuant to Code Section 409A (a “Deferred Compensation Tax”) to which Executive would not have been subject but for the Company’s failure to pay any severance amounts pursuant to the provisions of Section 6, 7 and 9 of this Agreement or other failure to make such payments in a manner that avoids such payments qualifying as deferred compensation under Section 409A of the Code (collectively, a “Payment”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax or Deferred Compensation Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax and/or Deferred Compensation Tax imposed upon the Payment.

8.2.  Subject to the provisions of Section 8.1 hereof, all determinations required to be made under this Section 8, including whether a Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment and the amount of such Parachute Tax or Deferred Compensation Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company).  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G, 4999 and 409A of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).  The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax or Deferred Compensation Tax on his federal tax return.  Any good faith determination by the Accounting Firm as to whether a Gross-Up Payment is to be made with regard to a Payment and the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination.  As a result of the uncertainty in the application of Code Section 4999 or Code Section 409A at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8.6 hereof and Executive thereafter is required to make a payment of any Parachute Tax or Deferred Compensation Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

8.3.  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 8.2 hereof.

8.4.  The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax or Deferred Compensation Tax payable by Executive.  Executive shall make proper payment of the amount of any Parachute Tax or Deferred Compensation Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

8.5.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 8.2 and 8.4 hereof shall be borne by the Company.  If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

8.6.  In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment” within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim.  Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

8.7.  The Company shall direct Executive with regard to all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis (to the extent permitted by applicable law), and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax or Deferred Compensation Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s right to direct Executive with regard to the contest shall be limited to issues with respect to whether and the extent to which a payment or benefit is an “excess parachute payment” pursuant to Code Section 280G(b)(1), the imposition of the Parachute Tax under Code Section 4999 and the imposition of the Deferred Compensation Tax under Code Section 409A, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, the Company shall not direct Executive to take a position or agree to any final resolution if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto, unless Executive consents in writing to such position or agreement.

8.8.  If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax or Deferred Compensation Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess.  If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax or Deferred Compensation Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to direct Executive to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Termination Date.

9.  Code Section 409A.  If Executive is a “specified employee”, as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates,  any benefit payable under this Agreement that constitutes a deferral of compensation subject to Internal Revenue Code Section 409A that is payable upon or within the six months following Executive’s Separation from Service, shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). If any benefit payable under this Agreement is exempt from Code Section 409A (for example certain amounts payable upon an involuntary separation from service), such benefit shall not be delayed, but shall be paid in accordance Sections 6 and/or 7 of this Agreement.

10.  Inventions, Confidential Information and Related Matters.

10.1.  Assignment of Inventions.  Executive hereby assigns and transfers to the Company any and all works of authorship, inventions and innovations (whether deemed patentable or not), which relate to the business of the Company and which are made by Executive (or by Executive jointly with others) during the term of Executive’s employment and/or within one year after the termination of Executive’s employment with the Company or any of its Affiliates, if such work of authorship, invention, or innovation is based upon or relates to Confidential Information acquired by Executive during the term of employment with the Company or any of its Affiliates.  For purposes of copyright law, any such work of authorship shall be deemed a work made for hire.  Executive agrees to promptly disclose to the Company and its Affiliates all such works of authorship, inventions, and innovations.  Executive agrees to execute any document reasonably requested by the Company and/or its Affiliates that is necessary or appropriate to document, perfect, or effect the intention of this Section 10 or to secure any patent, copyright registration (as a work made for hire), trademark registration or other protection thereof for the Company and its Affiliates.

10.2.  Restrictions on Use and Disclosure.  Except as otherwise required by Executive’s employment duties for the Company or any of its Affiliates, Executive shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Executive’s benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its Affiliates (or which the Company or its Affiliates has a right to use).  For purposes of this Agreement “Confidential Information” shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or electronic form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Executive or known or obtained by Executive as a consequence of Executive’s employment with the Company or any of its Affiliates at any time as employee or agent.  Confidential Information shall include, without limitation, all scientific, clinical, engineering, technical, process, method or commercial data, information or know-how, relating to the research, development, manufacture, distribution, sale or marketing of any vitamins, minerals, nutritional supplements, sports nutrition products, beverages, food bars, powdered food supplements, or other products or product lines of the Company and its Affiliates.  Confidential Information shall also include, without limitation, all customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, employee and compensation information, financial data, trade secrets, formulas, intellectual property, manuals, financial data, forecasts, business plans, expansion or acquisition plans and product development information and plans.  Notwithstanding the foregoing, Confidential Information shall not include (i) information, from a source other than the Company and its Affiliates, which is in Executive’s possession on the date hereof or subsequently becomes available to Executive so long as such information was lawfully obtained and is not, to the knowledge of Executive, subject to another confidentiality agreement or obligation of secrecy to the Company, its Affiliates or another person, or (ii) information which becomes generally available to the public other than directly or indirectly as a result of disclosure by Executive or another party bound by legal obligations prohibiting such disclosure.

10.3.  Return of Documents and Materials.  Upon termination of Executive’s employment, Executive shall forthwith deliver to the Company all Confidential Information and Inventions embodied in any form, including all copies, then in Executive’s possession or control, whether prepared by Executive or others, as well as all other Company property in Executive’s possession or control.

10.4.  Competitive Activities.  From the date hereof and (a) during the term of this Agreement and (b) thereafter until the “Competition Date” which shall be

(i)  in the case of terminations of Executive’s employment pursuant to Sections 5.2 or 5.3, the 182nd day following the Termination Date, or

(ii)  in the case of any other termination of Executive’s employment, the first anniversary of the Termination Date,

Executive shall not, directly or indirectly, within the territorial United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any of: Leiner Health Products, Perrigo, NBTY, Nutraceutical, Inc. or Pharmavite or any newly created, successor or acquired businesses of same which competes with the Company in the Nutraceutical Industry or any business newly created by Executive following termination of employment which competes with the Company in the Nutraceutical Industry; provided, however, that in no event shall the restrictions set forth in this Section 10.4 prohibit Executive from providing services to, lending funds to, serving on the board of, investing in or guaranteeing the debts of any entity which is an Affiliate of the Company at the time such action is taken.  The Board may in its sole discretion give Executive written approval to engage in such activities or render such services after termination of this Agreement if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its majority owned Affiliates will not be jeopardized by such employment.  Executive shall, for a period of 12 months after the Competition Date notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such 12 months, stating the name and address of the employer or business organization and the nature of Executive’s position.

10.5.  Solicitation of Executives.  From the date hereof until 12 months after the termination of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Board of the Company, directly or indirectly, solicit, raid, entice or induce any person who presently is or at any time during the term hereof shall be an employee of the Company or its majority owned Affiliates and who was or is eligible for a grant under the Equity Incentive Plan or any successor plan, to become employed by any other person, firm or corporation in any business in competition with the Company.

11.  No Other Contracts.  Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

12.  Notices.  Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid.  Notices shall be addressed to the parties at the addresses set forth above.  Mailed notices shall be deemed given when received.  Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

13.  Miscellaneous.

13.1.  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior agreements of the parties with respect to such subject matter.

13.2.  Amendment; Waiver.  This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby.  No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.  No waiver of any preceding or succeeding breach of this Agreement.

13.3.  Binding Effect; Successors; Assignment.

(a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive.

13.4.  Headings.  The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.5.  Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Utah applicable to contracts executed and to be wholly performed within such State.  Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company; (b) upon Executive, if served at Executive’s residence last known to the Company.  Executive acknowledges that breach of Sections 10.1 through 10.5 would entail irreparable injury and that, in addition to the Company’s other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

13.6.  Further Assurances.  Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

13.7.  Gender; Singular/Plural.  In this Agreement, the use of one gender (e.g., “he”, “she” and “it”) shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

13.8.  Severability.  The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them.  However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

13.9.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

13.10.   Indemnification.  The Company indemnifies Executive to the full extent available under the Company’s Articles of Incorporation and Bylaws.

EXECUTION

The parties, intending to be legally bound, executed this Agreement as of the date first above written, whereupon it became effective in accordance with its terms.

BRUCE J. WOOD ___________________________________	SCHIFF NUTRITION GROUP, INC. By: ___________________________________
Title: __________________________________